Exhibit 99.1

Company Contact Pam Scott Vice President of Corporate Communications 509-777-6393 Pam.Scott@redlion.com

Red Lion Hotels Reports Second Quarter 2014 Results

Adjusted EBITDA Increases; Franchise and Lodging Development Teams Ramped for Growth

SPOKANE, Wash., Aug. 6, 2014 - Red Lion Hotels Corporation (NYSE: RLH), a western U.S. based owner, operator and franchisor of midscale hotels, today announced its results for the second quarter ended June 30, 2014.

Highlights:

•	Increased RevPAR for comparable owned and leased hotels by 5.5 percent for the quarter versus prior year

•	Grew ADR for comparable owned and leased hotels by 2.5 percent for the quarter versus prior year

•	Increased Adjusted EBITDA by $1.0 million in the second quarter over the prior year

•	Reduced future annualized salary and benefits by approximately $1.8 million with about two-thirds to be strategically redeployed into revenue-generating initiatives

•	Signed seven franchise agreements

•	Opened two new franchise locations in Tucson, Ariz., and Renton, Wash.

•	Sold four hotels for $16.9 million in proceeds; listed for sale real estate in Bellevue, Wash.

Comparable operating results and data from continuing operations (as disclosed in the table by the same title) for the periods included in this release exclude from hotel operations the results of the hotels or operations that have been sold in the past four quarters. Throughout this release the company refers to certain non-GAAP financial measures, such as EBITDA and Adjusted EBITDA. Please refer to the tables attached to this release for a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure determined in accordance with GAAP.

“True to our plan to escalate our digital marketing and improve our eCommerce, technology and data capabilities, our team has implemented dynamic new platforms which allow us to better understand our guests, our inventory and our opportunities,” said President and Chief Executive Officer Greg T. Mount. “This new guest management ecosystem, RevPak, can be previewed online at revpak.redlion.com. When the components of our new system are in place by the end of the third quarter, we will have significantly improved our capabilities to create meaningful one-to-one and one-to-many marketing campaigns. These updated technologies and marketing initiatives are already benefitting RLHC as we begin working on an opportunity for a new upscale brand, which we plan to launch later this year.”

He continued, “Our recent asset sales generated net proceeds of $10 million and a reduction in debt of $9 million. With our cash reserves, proceeds from the sale of our Bellevue property and the strength of our balance sheet, we intend to invest in equity ownership of hotels in the top 80 markets. We believe this will provide the best return on investment to our shareholders.”

Second Quarter 2014 Results

Comparable revenue from owned and leased hotels of $28.5 million increased $1.6 million or 6.1 percent compared to the same period a year ago, generated primarily by an increase in RevPAR. Year over year, comparable second quarter RevPAR increased 5.5 percent to $64.66 driven by a 2.5 percent increase in ADR to $92.91 and a 200 basis point increase in occupancy. Comparable hotel direct operating margin declined from 21.6 percent to 21.3 percent primarily due to increased marketing costs.

Franchise revenue increased $2.5 million to $4.5 million primarily due to the $2.1 million early termination fee for the Seattle Fifth Avenue franchise location. Net segment profits increased $2.4 million over prior year.

Entertainment revenue increased by $3.8 million and profitability improved by $1.1 million year-over-year, primarily due to over triple the number of Broadway show dates as compared to the prior year.

Total company Adjusted EBITDA for the second quarter increased $1.0 million, compared to the prior year period. The improvement is primarily attributable to improved profitability in the entertainment division, partially offset by an increase in marketing expenses and self-insured medical costs.

Net income from continuing operations in the second quarter of 2014 was $4.9 million compared to a loss of $0.8 million in the same period a year ago. During the second quarter of 2014, the company recorded $3.5 million in gains on hotel sales as well as an early termination fee for the Seattle Fifth Avenue franchise location. Also impacting the year over year difference is the recording of a valuation allowance against the company’s net deferred tax assets in 2014.

Liquidity and Balance Sheet

At June 30, 2014, the company had $23.7 million in cash and cash equivalents and no cash borrowings on its $10 million revolving line of credit. Additionally, at June 30, 2014, the company had outstanding debt of $63.6 million, of which $2.4 million was current. In compliance with debt agreements, the company made additional principal payments of $8.9 million from the proceeds of assets sold during the quarter.

Capital expenditures, primarily for guest room and mechanical systems improvement projects, for the six months ended June 30, 2014, totaled $5.3 million.

Franchise Lodging Development Update

Year to date, the company has signed seven franchise agreements:

•	Red Lion Hotel Yakima Center, Wash. – formerly owned

•	Red Lion Inn & Suites Kennewick, Wash. – new franchise owner

•	Red Lion Hotel & Conference Center—Kelso/Longview, Wash. – formerly owned

•	Red Lion Inn & Suites Tucson North – Foothills, Ariz. – new location

•	Red Lion Hotel Columbia Center, Wash. – formerly owned

•	Red Lion Hotel Canyon Springs, Idaho – formerly owned

•	Red Lion Hotel & Conference Center Seattle/Renton, Wash. – new location

Assets Sold or Held for Sale

During the quarter, the company generated $16.9 million in proceeds through the sale of four assets including:

•	Red Lion Hotel Yakima Center, Wash.

•	Red Lion Hotel & Conference Center - Kelso/Longview, Wash.

•	Red Lion Hotel Columbia Center, Kennewick, Wash.

•	Red Lion Hotel Canyon Springs, Twin Falls, Idaho

Subsequent to quarter end, the company listed the Red Lion Hotel Bellevue, which was included in assets held for sale at June 30, 2014. Also listed as held for sale are the Red Lion Hotel Pocatello, Idaho, and the Red Lion Hotel Wenatchee, Wash.

Discontinued Operations

The operating results of the previously owned properties in Yakima, Columbia Center and Kelso/Longview, Wash., and Twin Falls, Idaho, had been classified as discontinued operations in the fourth quarter 2013 financial statements as the properties were listed for sale and not expected to continue to operate as Red Lion franchises. However, in each of these cases the buyers of the assets signed franchise agreements upon closing during the second quarter 2014, therefore these properties are reported in continuing operations for the second quarter and all comparable periods presented. Listed in discontinued operations are the operating results of the hotels located in Pocatello, Idaho, Wenatchee, Wash., and Medford and Eugene, Ore., and the commercial mall in Kalispell, Mont., and a contract catering business in Yakima, Wash. As required under generally accepted accounting principles (“GAAP”), Red Lion separately reports the results of these operations including any related asset impairment charges, net of income taxes as “Income (loss) from discontinued operations” on the company’s consolidated statement of comprehensive income (loss) for all periods presented.

Outlook for 2014

Based on the outlook for the markets in which the company operates and on currently available information, the company affirms its RevPAR guidance for 2014:

•	Full year 2014 RevPAR for comparable owned and leased hotels is expected to increase 3 to 5 percent over 2013.

Conference Call Information

The company will conduct a conference call on Aug. 7, 2014, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time), to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be President and Chief Executive Officer Greg Mount and Executive Vice President and Chief Financial Officer Julie Shiflett. The company will take questions from investors and analysts during the conference call. Additionally, questions can be submitted in advance of the conference call by email to 2Q14@redlion.com.

To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 288-8961. International callers should dial (612) 332-0335.

This conference call will also be webcast live on www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 10:00 a.m. Pacific Time on Aug. 7, 2014, through Sept. 7, 2014, at (800) 475-6701 or (320) 365-3844 (International), using access code—332387. The replay will also be available shortly after the call on the Red Lion website.

About Red Lion Hotels Corporation

Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, ownership and operation of hotels. The company has more than 50 hotels system wide and also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the year ended December 31, 2013, and in other documents filed by the company with the Securities and Exchange Commission.

Red Lion Hotels Corporation

Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

($ in thousands, except footnotes and per share amounts)

	Three months ended June 30,
	2014	2013	$ Change	% Change
Revenue:
Hotels	$29,965	$30,275	$(310)	-1.0%
Franchise	4,453	1,943	2,510	129.2%
Entertainment	5,538	1,778	3,760	211.5%
Other	18	85	(67)	-78.8%

Total revenues	39,974	34,081	5,893	17.3%

Operating expenses:
Hotels	23,996	23,644	352	1.5%
Franchise	2,145	2,013	132	6.6%
Entertainment	4,797	2,115	2,682	126.8%
Other	52	131	(79)	-60.3%
Depreciation and amortization	3,182	3,418	(236)	-6.9%
Hotel facility and land lease	1,170	1,131	39	3.4%
Loss (gain) on asset dispositions, net	(3,404)	(28)	(3,376)	n/m
Undistributed corporate expenses	2,066	1,858	208	11.2%

Total operating expenses	34,004	34,282	(278)	-0.8%

Operating income (loss)	5,970	(201)	6,171	3070.1%
Other income (expense):
Interest expense	(1,178)	(1,545)	367	23.8%
Other income, net	64	201	(137)	-68.2%

Income (loss) from continuing operations before income taxes	4,856	(1,545)	6,401	414.3%
Income tax (benefit) expense	—	(712)	(712)	-100.0%

Net income (loss) from continuing operations	4,856	(833)	5,689	683.0%

Discontinued operations (1,2):
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of $0 and $247 respectively	282	(57)	339	594.7%
Loss on disposal and impairment of the assets of the discontinued business units, net of income tax (benefit) expense of $0 and ($179) respectively	—	(316)	316	100.0%

Income (loss) from discontinued operations	282	(373)	655	175.6%

Net income (loss)	5,138	(1,206)	6,344	526.0%

Comprehensive income (loss)
Unrealized gains (losses) on cash flow hedge, net of tax	(71)	(134)	63	47.0%

Comprehensive income (loss)	$5,067	$(1,340)	$6,407	478.1%

Earnings (loss) per share - basic and diluted
Income (loss) from continuing operations	$0.25	$(0.04)
Income (loss) from discontinued operations	$0.01	$(0.02)
Net income (loss)	$0.26	$(0.06)
Weighted average shares - basic	19,755	19,512
Weighted average shares - diluted	19,783	19,512

Non-GAAP Financial Measures:
EBITDA (3)	$9,498	$3,309	$6,189	187.0%
EBITDA as a percentage of revenues	23.8%	9.7%
Adjusted EBITDA (4)	$3,717	$2,675	$1,042	39.0%

(1)	Between the fourth quarter 2011 and first quarter of 2013, we classified the operations of four of our businesses as discontinued as we either sold them or ceased operating them. Those operations were a hotel in Medford, Oregon, a hotel in Sacramento, California, a commercial mall in Kalispell, Montana and a catering company in Yakima, Washington.
(2)	The company has classified as discontinued operations for all periods presented two hotel properties located in Wenatchee, Washington and Pocatello, Idaho. Additionally in the fourth quarter of 2013, the company entered into an agreement to assign the ground lease for its hotel in Eugene, Oregon and ceased operating the hotel in the first quarter of 2014. This property has also been classified as a discontinued operation for all periods presented.
(3)	The definition of “EBITDA” and how that measure relates to net income (loss) is discussed further in this release under Non-GAAP Financial Measures.
(4)	The definition of “Adjusted EBITDA” and how that measure relates to net income (loss) is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation

Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

($ in thousands, except footnotes and per share amounts)

	Six months ended June 30,
	2014	2013	$ Change	% Change
Revenue:
Hotels	$54,713	$54,121	$592	1.1%
Franchise	5,979	3,207	2,772	86.4%
Entertainment	10,644	5,151	5,493	106.6%
Other	50	171	(121)	-70.8%

Total revenues	71,386	62,650	8,736	13.9%

Operating expenses:
Hotels	45,685	45,298	387	0.9%
Franchise	3,597	3,312	285	8.6%
Entertainment	8,854	5,099	3,755	73.6%
Other	164	239	(75)	-31.4%
Depreciation and amortization	6,325	6,884	(559)	-8.1%
Hotel facility and land lease	2,325	2,153	172	8.0%
Loss (gain) on asset dispositions, net	(3,479)	(120)	(3,359)	-2799.2%
Undistributed corporate expenses	4,180	3,665	515	14.1%

Total operating expenses	67,651	66,530	1,121	1.7%

Operating income (loss)	3,735	(3,880)	7,615	196.3%
Other income (expense):
Interest expense	(2,396)	(3,029)	633	20.9%
Other income, net	158	302	(144)	-47.7%

Income (loss) from continuing operations before income taxes	1,497	(6,607)	8,104	122.7%
Income tax (benefit) expense	32	(2,652)	(2,684)	101.2%

Net income (loss) from continuing operations	1,465	(3,955)	5,420	137.0%

Discontinued operations (1,2):
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of $0 and $197 respectively	157	(1)	158	n/m
Loss on disposal and impairment of the assets of the discontinued business units, net of income tax (benefit) expense of $0 and $(204) respectively	(2)	(361)	359	99.4%

Income (loss) from discontinued operations	155	(362)	517	142.8%

Net income (loss)	1,620	(4,317)	5,937	137.5%

Comprehensive income (loss)
Unrealized gains (losses) on cash flow hedge, net of tax	(72)	(134)	62	46.3%

Comprehensive income (loss)	$1,548	$(4,451)	$5,999	134.8%

Earnings (loss) per share - basic and diluted
Income (loss) from continuing operations	$0.07	$(0.20)
Income (loss) from discontinued operations	$0.01	$(0.02)
Net income (loss)	$0.08	$(0.22)
Weighted average shares - basic	19,736	19,490
Weighted average shares - diluted	19,771	19,490

Non-GAAP Financial Measures:
EBITDA (3)	$10,373	$3,336	$7,037	210.9%
EBITDA as a percentage of revenues	14.5%	5.3%
Adjusted EBITDA(4)	$4,489	$2,750	$1,739	63.2%

(1)	Between the fourth quarter 2011 and first quarter of 2013, we classified the operations of four of our businesses as discontinued as we either sold them or ceased operating them. Those operations were a hotel in Medford, Oregon, a hotel in Sacramento, California, a commercial mall in Kalispell, Montana and a catering company in Yakima, Washington.
(2)	The company has classified as discontinued operations for all periods presented two hotel properties located in Wenatchee, Washington and Pocatello, Idaho. Additionally in the fourth quarter of 2013, the company entered into an agreement to assign the ground lease for its hotel in Eugene, Oregon and ceased operating the hotel in the first quarter of 2014. This property has also been classified as a discontinued operation for all periods presented.
(3)	The definition of “EBITDA” and how that measure relates to net income (loss) is discussed further in this release under Non-GAAP Financial Measures.
(4)	The definition of “Adjusted EBITDA” and how that measure relates to net income (loss) is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation

Consolidated Balance Sheets

(unaudited)

($ in thousands, except share data)

	June 30, 2014	December 31, 2013
Assets:
Current assets:
Cash and cash equivalents	$23,692	$13,058
Accounts receivable, net	6,366	6,283
Notes receivable	619	672
Inventories	1,127	1,386
Prepaid expenses and other	1,797	3,266
Deferred income taxes	864	1,034
Assets held for sale	23,595	18,346

Total current assets	58,060	44,045

Property and equipment, net	147,554	166,356
Goodwill	8,512	8,512
Intangible assets	6,997	6,992
Notes receivable, long term	4,630	4,423
Other assets, net	4,298	4,298

Total assets	$230,051	$234,626

Liabilities:
Current liabilities:
Accounts payable	$4,819	$4,763
Accrued payroll and related benefits	2,944	2,786
Accrued interest payable	—	25
Advance deposits	325	199
Other accrued expenses	12,213	8,465
Long-term debt, due within one year	2,367	3,000

Total current liabilities	22,668	19,238

Long-term debt, net of discount	30,383	40,058
Deferred income	3,220	3,455
Deferred income taxes	3,677	3,841
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	90,773	97,417

Stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 19,795,218 and 19,687,232 shares issued and outstanding	198	197
Additional paid-in capital	152,823	152,303
Accumulated other comprehensive loss, net of tax	(231)	(159)
Accumulated deficit	(13,512)	(15,132)

Total stockholders’ equity	139,278	137,209

Total liabilities and stockholders’ equity	$230,051	$234,626

Red Lion Hotels Corporation

Additional Hotel Statistics

(unaudited)

System-wide Hotels as of June 30, 2014 (1)

	Hotels	Rooms	Meeting Space (sq. ft.)
Red Lion Owned or Leased Hotels:
Comparable Continuing Operations	18	3,738	169,572
Discontinued Operations	2	299	20,678
Red Lion Franchised Hotels	31	4,441	229,772
Leo Hotel Collection	2	3,256	241,000

Total	53	11,734	661,022

Comparable Hotel Statistics from Continuing Operations (1)

	Three months ended June 30, 2014			Three months ended June 30, 2013
	Average Occupancy (2)	ADR (3)	RevPAR (4)	Average Occupancy (2)	ADR (3)	RevPAR (4)
Owned and Leased Hotels	69.6%	$92.91	$64.66	67.6%	$90.66	$61.31
Franchised Hotels	55.2%	$84.26	$46.53	56.6%	$80.63	$45.67

Total System Wide	62.4%	$89.06	$55.54	62.0%	$86.01	$53.36

Change from prior comparative period:
Owned and Leased Hotels	200 bps	2.5%	5.5%
Franchised Hotels	(140) bps	4.5%	1.9%

Total System Wide	40 bps	3.5%	4.1%

	Six months ended June 30, 2014			Six months ended June 30, 2013
	Average Occupancy (2)	ADR (3)	RevPAR (4)	Average Occupancy (2)	ADR (3)	RevPAR (4)
Owned and Leased Hotels	63.6%	$89.25	$56.72	62.0%	$87.16	$54.00
Franchised Hotels	49.1%	$82.19	$40.35	48.9%	$79.03	$38.68

Total System Wide	56.3%	$86.14	$48.47	55.3%	$83.51	$46.21

Change from prior comparative period:
Owned and Leased Hotels	160 bps	2.4%	5.0%
Franchised Hotels	20 bps	4.0%	4.3%

Total System Wide	100 bps	3.1%	4.9%

(1)	Includes all hotels owned, leased and franchised, presented on a comparable basis. This excludes hotels classified as discontinued operations. This also excludes the two properties under the Leo Hotel Collection brand. The Missoula, Pendleton, Yakima, Kennewick, Kelso and Canyon Springs properties have been excluded from the owned and leased hotel statistics and included in the franchised statistics as we sold those previously owned properties during 2014 and 2013 and maintained franchise agreements on those properties.
(2)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.
(3)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(4)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation

Comparable Operating Results and Data From Continuing Operations

(unaudited)

($ in thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as properties that are owned or leased by the company and the operations of which are included in the consolidated results from continuing operations for the entirety of the reporting periods being compared. Comparable operating results from continuing operations and comparable operating results from continuing operations represent reported operating results less the impact of the following: the Missoula property, which was sold in February 2013; the Pendleton property, which was sold in April 2013; the Yakima property, which was sold in April 2014; the Kelso and Kennewick properties, which were sold in May 2014; and the Canyon Springs property, which was sold in June 2014. We utilize these measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported operating results. Comparable operating results from continuing operations are not intended to represent reported operating results defined by generally accepted accounting principles in the United States (“GAAP”), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP.

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Total revenue per the consolidated statements of comprehensive income (loss)	$39,974	$34,081	$71,386	$62,650
less: revenue from sold properties (1)	(1,441)	(3,396)	(3,968)	(5,987)

Comparable total revenue	$38,533	$30,685	$67,418	$56,663
Room revenue from continuing operations	$23,130	$23,613	$41,336	$41,290
less: room revenue from sold properties (1)	(1,136)	(2,758)	(2,962)	(4,752)

Comparable room revenue	$21,994	$20,855	$38,374	$36,538
Food and beverage revenue from continuing operations	$6,050	$6,020	$11,975	$11,681
less: food and beverage revenue from sold properties (1)	(300)	(622)	(986)	(1,198)

Comparable food and beverage revenue	$5,750	$5,398	$10,989	$10,483
Other hotels revenue from continuing operations	$785	$641	$1,402	$1,150
less: other hotels revenue from sold properties (1)	(5)	(16)	(20)	(37)

Comparable other hotels revenue	$780	$625	$1,382	$1,113
Total hotel revenue from continuing operations	$29,965	$30,274	$54,713	$54,121
less: total hotel revenue from sold properties (1)	(1,441)	(3,396)	(3,968)	(5,987)

Comparable total hotels revenue	$28,524	$26,878	$50,745	$48,134

(1)	Sold properties are the Missoula, Pendleton, Yakima, Kelso, Kennewick and Canyon Springs properties.

The reconciliation of hotel operating expense per the consolidated statements of operations to comparable hotel operating expense is as follows:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Hotel operating expenses from continuing operations	$23,996	$23,644	$45,685	$45,298
less: total hotel operating expenses from sold properties (1)	(1,558)	(2,569)	(3,855)	(5,322)

Comparable hotel operating expenses	$22,438	$21,075	$41,830	$39,976
Hotel revenue from continuing operations	$29,965	$30,274	$54,713	$54,121
less: total hotel revenue from sold properties (1)	(1,441)	(3,396)	(3,968)	(5,987)

Comparable hotel revenue	$28,524	$26,878	$50,745	$48,134
Hotel direct operating margin from continuing operations	$5,969	$6,630	$9,028	$8,823
less: total hotel direct operating margin from sold properties (1)	117	(827)	(113)	(665)

Comparable hotel direct margin	$6,086	$5,803	$8,915	$8,158
Comparable hotel direct margin %	21.3%	21.6%	17.6%	16.9%

(1)	Sold properties are the Missoula, Pendleton, Yakima, Kelso, Kennewick and Canyon Springs properties.

Red Lion Hotels Corporation

Reconciliation of EBITDA to Net Income (Loss)

(unaudited)

($ in thousands)

The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Adjusted EBITDA	$3,717	$2,675	$4,489	$2,750
EBITDA from hotel properties sold (1)	(117)	743	113	556
Gain on asset dispositions (2)	3,521	—	3,521	—
Early termination fee (3)	2,095	—	2,095	—

EBITDA from continuing operations	9,216	3,418	10,218	3,306
Income (loss) on discontinued operations, net of tax	282	(373)	155	(362)
Income tax benefit (expense) - discontinued operations	—	68	—	(7)
Depreciation and amortization - discontinued operations	—	196	—	399

EBITDA	9,498	3,309	10,373	3,336
Interest expense	(1,178)	(1,545)	(2,396)	(3,029)
Income tax benefit (expense)	—	644	(32)	2,659
Depreciation and amortization	(3,182)	(3,614)	(6,325)	(7,283)

Net income (loss)	$5,138	$(1,206)	$1,620	$(4,317)

(1)	See preceding discussion of comparable operating results. Hotel properties sold include: the Missoula property, which was sold in February 2013; the Pendleton property, which was sold in April 2013; the Yakima property, which was sold in April 2014; the Kelso and Kennewick properties, which were sold in May 2014; and the Canyon Springs property, which was sold in June 2014.
(2)	During the second quarter of 2014, the Company recorded $3.5 million in gains on asset dispositions related to the sales of the Yakima, Kelso, Kennewick and Canyon Springs properties. This amount is included in the line item “Gain on asset dispositions, net” on the accompanying consolidated statements of comprehensive income (loss).
(3)	During the second quarter of 2014, the Company recorded a $2.1 million early termination fee related to the Seattle Fifth Avenue Hotel terminating its franchise agreement. This amount is included in the line item “Franchise Revenue” on the accompanying consolidated statements of comprehensive income (loss).

NON-GAAP FINANCIAL MEASURES

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”).

We use EBITDA to measure financial performance because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable tax laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.

We use Adjusted EBITDA as another measure of financial performance. We believe that the inclusion or exclusion of certain recurring and non-recurring items, such as gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization, they do not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA and Adjusted EBITDA do not reflect interest expense, they do not take into account the total amount of interest we pay on outstanding debt nor do they show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA and Adjusted EBITDA, as defined by us, may not be comparable to EBITDA and Adjusted EBITDA as reported by other companies that do not define EBITDA and Adjusted EBITDA exactly as we define the term. Because we use EBITDA and Adjusted EBITDA to evaluate our financial performance, we reconcile all EBITDA and Adjusted EBITDA measures to net income, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA and Adjusted EBITDA do not represent cash provided by operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.